UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 19, 2023
KITE REALTY GROUP TRUST
(Exact name of registrant as specified in its charter)

Maryland	001-32268	11-3715772
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
30 S. Meridian Street, Suite 1100, Indianapolis, IN 46204
(Address of principal executive offices) (Zip Code)
(317) 577-5600
(Registrant’s telephone number including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Shares, $0.01 par value per share	KRG	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.
On March 20, 2023, William E. Bindley, who has served as lead independent trustee of Kite Realty Group Trust (the “Company”) since the Company’s initial public offering in 2004, notified the Company that he does not intend to stand for re-election at the 2024 annual meeting of shareholders (the “2024 annual meeting”). Assuming he is re-elected at this year’s annual meeting, Mr. Bindley would retire from the Company’s Board of Trustees (the “Board”) as of the commencement of the 2024 annual meeting.
On March 19, 2023, Gerald M. Gorski, who has served as an independent trustee of the Company since the Company’s merger with Retail Properties of America, Inc. (“RPAI”) in October 2021, notified the Company that he does not intend to stand for re-election at the 2024 annual meeting. Assuming he is re-elected at this year’s annual meeting, Mr. Gorski would retire from the Board as of the commencement of the 2024 annual meeting.
In connection with the voluntary decisions of Messrs. Bindley and Gorski to not stand for re-election at the 2024 annual meeting, the size of the Board is expected to be decreased, consistent with the Board’s desire to reduce the size of the Board (currently comprised of 13 members following the Company’s merger with RPAI in 2021) over time to a size that is more typical of comparable companies.
The voluntary decisions of Messrs. Bindley and Gorski to not stand for re-election were not due to any disagreement between either of them and the Company, the Board, or management.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KITE REALTY GROUP TRUST

Date: March 23, 2023	By:	/s/ HEATH R. FEAR

Heath R. Fear
Executive Vice President and Chief Financial Officer